Senseonics Holdings, Inc. Reports Third Quarter Financial Results

Generated Q3 revenue of $8.1 million, representing year-over-year growth of 90%

Achieved a 160% increase in U.S. new patient starts over prior year

Planning for the transition of CGM commercial responsibility from Ascensia Diabetes Care back to Senseonics

GERMANTOWN, MD., November 5, 2025 (GLOBE NEWSWIRE) -- Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the third quarter ended September 30, 2025.

Recent Highlights & Accomplishments:

●	Generated revenue of $8.1 million in the third quarter of 2025, an increase of 90% versus the third quarter of 2024, driven by 160% new patient growth in the U.S. over prior year
●	Expanded direct-to-consumer (DTC) marketing to drive awareness and adoption generating record new patient leads in the quarter
●	Signed memorandum of understanding with Ascensia Diabetes Care and collaborating with Ascensia to transition commercial responsibility for Eversense back to Senseonics
●	Executed a 1-for-20 reverse stock split, bringing the number of outstanding shares of common stock to approximately 41 million shares
●	Planned transfer of stock exchange listing to the Nasdaq Global Market from the NYSE American effective at the opening of trading on November 17th

“The third quarter of 2025 was a record setting quarter, highlighted by all-time highs in new patient shipments, insertions and our patient base. Our hybrid DTC and provider commercial approach continues to accelerate awareness, competitiveness, and growth in Eversense 365 with now approximately 90% of our new users switching from other CGMs. We expect resuming commercialization of Eversense will enable us to control our own destiny and continue the momentum behind Eversense driving further revenue growth.” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “Also, we continue to anticipate receiving CE Mark approval for Eversense 365 by the end of the year, with the EU launch anticipated in H1 2026, and continue to work towards the IDE submission for our next generation Gemini product by year end.”

Third Quarter 2025 Results:

Total revenue for the third quarter of 2025 was $8.1 million compared to $4.3 million for the third quarter of 2024. U.S. revenue was $6.4 million for the third quarter of 2025 compared to $2.4 million for the third quarter of 2024, and revenue outside the U.S. was $1.7 million in the third quarter of 2025 compared to $1.9 million in the prior year period.

Third quarter 2025 gross profit was $3.5 million compared to a gross loss of $(4.1) million for the third quarter of 2024. The increase in gross profit was primarily due to the favorability from 365-day product margins and prior year non-recurring write-offs of legacy E3 inventory as we launched the 365-day product in October 2024.

Third quarter 2025 research and development expenses decreased by $2.7 million year-over-year to $7.8 million from $10.5 million for the third quarter of 2024. The decrease was primarily due to the completion of the Eversense 365 system clinical trials and development efforts as well as a reduction in headcount.

Third quarter 2025 selling, general and administrative expenses increased by $7.0 million year-over-year to $15.3 million from $8.3 million for the third quarter of 2024. The increase was primarily driven by higher selling and marketing personnel costs, promotional expenses mainly due to direct-to-consumer campaign investments, sales commission expenses as we increased consignment sales, and other general & administrative costs.

Net loss was $19.5 million, or a $0.43 loss per share, in the third quarter of 2025 compared to net loss of $24.0 million, or a $0.77 loss per share, in the third quarter of 2024. Net loss decreased by $4.5 million primarily due to improved gross profit margins of Eversense 365 sales in the United States and the overall reduction in research and development costs.

Total share count, following the 1:20 reverse stock split effected on October 17, 2025, is approximately 41 million shares, which excludes approximately 4.2 million additional shares issuable upon exercise of pre-funded warrants.

Full Year 2025 Financial Outlook

Senseonics expects full-year 2025 global net revenue to be approximately $35 million as we continue to roll out Eversense 365 to U.S. patients. The full-year 2025 financial outlook assumes approximately doubling of our global patient base during 2025, and revenue will be heavily weighted to the fourth quarter due to the once-a-year Eversense 365 reorder dynamics following its Q4 2024 launch. The financial outlook takes into consideration current assumptions regarding: (i) refined visibility of the timeline and specifications for the regulatory approval and the plans for commercial transition to Eversense 365 outside the United States, (ii) projected plans with respect to spending on the DTC marketing campaign to generate additional leads, (iii) executing on other sales and marketing initiatives, (iv) anticipated utilization and impact of the patient assistance programs for Eversense 365, and (v) continued progress with the transition of reimbursement from Eversense E3 to Eversense 365. Gross margins are expected to increase throughout 2025, with 2025 gross margins between 35% and 40% for the full year. Cash used in operations in 2025 is expected to be approximately $60 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, November 5, 2025, to discuss these financial results and recent business developments. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at this link. Individuals interested in participating in the call via telephone may access the call by dialing +1-800-343-5172 (+1-203-518-9856 for those outside the U.S. or Canada) and referencing Conference ID SENSQ3. A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics
Senseonics Holdings, Inc. ("Senseonics") is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems

Eversense® 365 and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

About Eversense
The Eversense® Continuous Glucose Monitoring (CGM) Systems are indicated for continually measuring glucose levels for up to 365 days for Eversense® 365 and 180 days for Eversense® E3 in persons with diabetes age 18 and older. The systems are indicated for use to replace fingerstick blood glucose (BG) measurements for diabetes treatment decisions. Fingerstick BG measurements are still required for calibration primarily one time per week after day 14 for Eversense® 365 and one time per day after day 21 for Eversense® E3, and when symptoms do not match CGM information or when taking medications of the tetracycline class. The sensor insertion and removal procedures are performed by a health care provider. The Eversense CGM Systems are prescription devices; patients should talk to their health care provider to learn more. For important safety information, see https://www.eversensediabetes.com/safety-info/.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue, gross margin, cash flow and global installed customer base projections, and global installed customer base assumptions, under the heading “Full Year 2025 Financial Outlook,” statements regarding plans, timing and success of the commercial launch of the 365-day system, the impact of marketing programs, and the adoption of, access to, or growth of use of Eversense, statements concerning the transition of commercial responsibility for Eversense and onboarding of staff, statements regarding development programs and next generation systems, the future regulatory approval and the potential to commercially launch Eversense 365 outside the U.S., and other statements containing the words "believe," “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the negotiation and transition of the commercial responsibility for Eversense from Ascensia and the establishment of those functions at Senseonics, and other commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties inherent in the development and registration and roll-out of new technology and solutions, uncertainties inherent in finalizing integration and commercial terms and coordination with health systems and other new collaboration partners and third parties, uncertainties inherent in the ongoing commercialization of the Eversense product and the expansion of the Eversense product and Senseonics’ and its partners’ activities, uncertainties relating to the current economic and regulatory/political environment, including the effects of tariffs, and such other factors as are set forth in the risk factors detailed in Senseonics' Annual Report on Form 10-K for the year ended December 31, 2024, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and future reports filed with the SEC under the heading "Risk Factors." In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Senseonics Investor Contact

Jeremy Feffer
LifeSci Advisors
investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2025	2024
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$34,458	$74,597
Restricted cash	315	315
Short term investments, net	76,494	—
Accounts receivable, net	4,513	1,365
Accounts receivable, net - related parties	2,683	4,921
Inventory, net	6,323	4,421
Prepaid expenses and other current assets	6,489	5,819
Total current assets	131,275	91,438

Deposits and other assets	4,634	4,926
Property, equipment and intangible assets, net	4,015	4,074
Total assets	$139,924	$100,438
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$5,932	$3,205
Accrued expenses and other current liabilities	11,410	13,636
Accrued expenses and other current liabilities, related parties	3,732	1,870
Notes payable, current portion, net	—	20,138
Total current liabilities	21,074	38,849

Long-term debt and notes payables, net	35,266	34,703
Non-current operating lease liabilities	5,419	5,785
Total liabilities	61,759	79,337

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 0 and 12,000 shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	37,656
Total temporary equity	—	37,656

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 70,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 40,812,706 shares and 29,767,561 shares issued and outstanding as of September 30, 2025 and December 31, 2024	41	30
Additional paid-in capital	1,074,200	931,289
Accumulated other comprehensive income	88	—
Accumulated deficit	(996,164)	(947,874)
Total stockholders’ equity (deficit)	78,165	(16,555)
Total liabilities, temporary equity and stockholders’ equity (deficit)	$139,924	$100,438

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue, net	$4,202	$955	$9,235	$2,322
Revenue, net - related parties	3,893	3,308	11,766	11,853
Total revenue	8,095	4,263	21,001	14,175
Cost of sales	4,627	8,314	12,907	17,593
Gross profit (loss)	3,468	(4,051)	8,094	(3,418)

Expenses:
Research and development expenses	7,759	10,546	22,773	31,784
Selling, general and administrative expenses	15,310	8,250	32,733	25,369
Operating loss	(19,601)	(22,847)	(47,412)	(60,571)
Other income (expense), net:
Interest income	1,236	1,010	2,884	3,584
Interest expense	(1,171)	(2,133)	(3,745)	(6,266)
Gain on change in fair value of derivatives	—	—	—	102
Other income (expense)	6	(6)	(17)	11
Total other income (expense), net	71	(1,129)	(878)	(2,569)

Net Loss	(19,530)	(23,976)	(48,290)	(63,140)
Other comprehensive income
Unrealized gain on marketable securities	65	41	88	45
Other comprehensive gain	65	41	88	45
Total comprehensive loss	$(19,465)	$(23,935)	$(48,202)	$(63,095)

Basic net loss per common share	$(0.43)	$(0.77)	$(1.19)	$(2.05)
Basic weighted-average shares outstanding	44,953,694	31,044,897	40,554,943	30,868,515

Diluted net loss per common share	$(0.43)	$(0.77)	$(1.19)	$(2.05)
Diluted weighted-average shares outstanding	44,953,694	31,044,897	40,554,943	30,868,515